EXHIBIT 99.1

Pacific Green Acquires Five Battery Energy Storage Developments in Italy Totaling 500MW / 2,800MWh

Dover, DE, Nov. 16, 2023 (GLOBE NEWSWIRE) --  Pacific Green Battery Energy Park (Italia) Srl, a wholly-owned subsidiary of Pacific Green Technologies, Inc. (the "Company" or "Pacific Green", (OTCQB: PGTK)) announces that it has acquired 51% of the shares in five Italian projects (the “Projects”) from Sphera Energy Srl. The remaining 49% of the shares of each Project will be acquired on achievement of certain development milestones.

The first 100MW battery energy storage system (“BESS”) project in Campania has been submitted to The Ministry of Environment and Energy Security for permitting and the remaining four will be finalized in the coming months. Final permitting for all five projects is anticipated in Q4 2024, with design and construction to be managed by Pacific Green. The projects will begin their 35 year operating life in late 2025.

Mahael Fedele, Sphera Energy’s Partner & CEO, said: “Following our launch 12 months ago as one of Italy’s first fully dedicated battery storage development platforms, we are thrilled to enter into this partnership with Pacific Green to deliver high quality projects in the rapidly growing Italian energy storage market”

Scott Poulter, Pacific Green’s Chief Executive, added: “Building upon our success with the development and sale of Pacific Green’s 100MWh Richborough Energy Park and the development of the 375MWh Sheaf Energy in the UK, Italy represents the next step in Pacific Green’s European expansion into other markets where battery assets will be key in enabling National and EU Net-Zero targets. In Italy, where market conditions favor longer duration projects, we expect this portfolio to have an energy capacity of between two to three gigawatt hours.

About Pacific Green Technologies, Inc.:

Pacific Green is focused on addressing the world’s need for cleaner and more sustainable energy. It offers grid-scale battery energy storage systems, renewable and environmental technologies.

For more information, visit Pacific Green’s website:
www.pacificgreen.com

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the continued development of the Project, any potential business developments and future interest in Pacific Green’s battery, solar and environmental technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the continuation of the development of the Project, general economic and political conditions, and the ongoing impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this news release, and Pacific Green assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Pacific Green believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in Pacific Green’s annual report on Form 10-K for the most recent fiscal year, Pacific Green’s quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Scott Poulter, Chairman & CEO
Pacific Green Technologies, Inc.
T: +1 (302) 601-4659
info@pacificgreen.com